Exhibit 4.5

EQUITY CONTRIBUTION AGREEMENT

                    EQUITY CONTRIBUTION AGREEMENT, dated as of July 10, 1998 among BRW Acquisition, Inc., a Delaware corporation (“Acquisition”), Bristol West Associates, LLC, a Delaware limited liability corporation (“Associates”), Fisher Capital Corp., LLC, a Delaware limited liability company (“Fisher”), and the parties listed on Annex I hereto under Stockholder Contributors (the “Stockholder Contributors” and, collectively with Associates and Fisher, the “Contributors”).

                    WHEREAS, pursuant to a Stock and Asset Purchase Agreement dated as of February 19, 1998, as amended (the “Purchase Agreement”), among Acquisition, David N. Rosner and Richard A. Simon and the other stockholders listed on the signature pages thereof (which other stockholders include the Stockholder Contributors) Acquisition has agreed to purchase certain stock and assets of companies controlled by such stockholders (the “Bristol West Group”);

                    WHEREAS, the Stockholder Contributors wish to contribute certain shares of capital stock of companies in the Bristol West Group to Acquisition in exchange for shares of common stock, par value $.01 per share, of Acquisition (the “Common Stock”);

                    WHEREAS, Associates and Fisher wish to contribute cash to Acquisition in exchange for shares of Common Stock; and

                    WHEREAS, Acquisition wishes to issue shares of Common Stock to the Contributors;

                    NOW THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

                    1.          Contributions of Cash and Stock in Exchange for Common Stock. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in the Purchase Agreement), in a single overall plan and transaction, each Contributor shall contribute to Acquisition the respective amounts of cash and/or shares of capital stock of the Bristol West Group company appearing opposite the name of such Contributor in Annex I hereto, and Acquisition shall issue and deliver to each such Contributor the number of shares of Common Stock appearing opposite such Contributor’s name in Annex I hereto. The purchase price for shares of Common Stock shall be $500.00 per share. Shares of stock of companies in the Bristol West Group shall be valued as indicated on Annex I hereto for purposes of determining the number of shares of Common Stock to be issued to any Contributor contributing shares of a company in the Bristol West Group. The shares of Common Stock to be delivered to the Contributors hereunder are herein called the “Shares”.

                    2.          Certain Tax Matters. It being understood that nothing herein shall constitute a representation or warranty as to the tax consequences to any party of the transactions hereunder, the Contribution hereto shall, for all federal, state and local income tax purposes, treat the transaction effected pursuant to Section 1 hereof as collectively constituting a transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) in which the Contributors transfer property to Acquisition in exchange for stock in Acquisition and immediately after the exchange the Contributors are in control (as defined in Section 368(c) of the Code) of Acquisition.

                    3.          Registration Rights.  Acquisition hereby grants to Associates the rights to have the Common Stock registered under the Securities Act of 1933, as amended, as provided in the Registration Rights Agreement to be entered into between Acquisition and Associates in substantially the form attached hereto as Annex A, or pursuant to one or more other agreements with Acquisition (or its successor) to be entered into after the date hereof.

                    4.          Management. On or after the date hereof and for so long as Associates owns any equity or debt securities of Acquisition, Associates shall have the right to elect at least two members of the Board of Directors of Acquisition and shall also have the right to substantially participate in and substantially influence the conduct of the management of Acquisition and its business through its representation on Acquisition’s Board of Directors.

                    5.          Fees and Expenses. Acquisition agrees that, whether or not the transactions contemplated by this Agreement are consummated, Acquisition will pay or cause to be paid all costs and expenses arising in connection with the preparation, execution, administration and enforcement of, and the preservation of rights under, this Agreement, including, without limitation:

(a) all taxes (other than taxes based on income), fees or other charges which may be payable in connection with the transactions contemplated hereby;

          (b)          all expenses incurred by Associates in connection with the maintenance of their books and records, preparation of tax returns and delivery of tax information to their respective partners or members;

(c) all expenses incurred by Associates in connection with their respective organization, including, without limitation, legal fees; and

          (d)          all reasonable travel and other out-of-pocket expenses of the general partner or senior member, as the case may be, of Associates incurred in connection with the operation and business of such entity’s ownership of the Common Stock.

In addition, after consummation of the transactions contemplated by this Agreement and so long as Associates owns any shares of Common Stock acquired pursuant to this Agreement, Acquisition will reimburse each such entity or the general partner thereof for all costs incurred in transmitting information regarding Acquisition to the members of Associates or in distributing dividends or other distributions received from Acquisition to Associates.

                    6.          Indemnification. Whether or not the transactions contemplated hereby are consummated, Acquisition agrees to indemnify and hold harmless Associates and its members and its affiliates (and the directors, officers, affiliates and controlling persons thereof, each an “Indemnitee”) from and against any and all liability, including without limitation, all losses, liabilities, damages, deficiencies, obligations, costs, fines and assessments, penalties, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including shareholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and expenses, including, without limitation, accountant’s and attorney’s fees and expenses incurred by Associates or an Indemnitee before or after the date of this Agreement and arising out of, resulting from, or relating to (i) the operations of Acquisition, (ii) Associates’ purchase and/or ownership of the shares of Common Stock or (iii) any litigation to which Associates or a Indemnitee is made a party in its capacity as a stockholder or owner or securities (or a partner, director, officer, affiliate or controlling person of Associates) of Acquisition.

                    7.          No Liability. Notwithstanding any other provision of this Agreement, no member nor any future member of Associates shall have any personal liability for performance of any obligation of Associates under this Agreement in excess of their respective capital contribution of such member to Associates.

                    8.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                    9.          Successors. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns, including, without limitation, successors by merger.

                    10.          Counterparts.  This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

                    IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BRW ACQUISITION, INC.

By:	/s/ Todd Fisher

Name:
Title:

BRISTOL WEST ASSOCIATES LLC

By: KKR 1996 Fund L.P., its Member

By: KKR Associates 1996 L.P., its General Partner

By: KKR 1996 GP LLC, its General Partner

By: /s/ Perry Golkin

Its Member

/s/ Jeanne Rosner

JEANNE ROSNER

/s/ Jeffrey Rosner

JEFFREY ROSNER

/s/ Sylvia Rosner

SYLVIA ROSNER

/s/ Wendy Schlesinger

WENDY SCHLESINGER

/s/ Donald Simon

DONALD SIMON

FISHER CAPITAL CORP. LLC

By:	/s/ James R. Fisher

Name:	James R. Fisher
Title:	Managing Member

ANNEX I

Name	Contribution (Cash or Bristol West Group company stock)	Value	Shares of Acquisition Common Stock

Bristol West Associates, LLC	Cash	$85,000,000	170,000
Jeanne Rosner	Stock	$250,000	400
Jeffrey Rosner	Stock	$960,000	1,920
Sylvia Rosner	Stock	$200,000	500
Wendy Schlesinger	Stock	$960,000	1,920
Donald Simon	Stock	$4,500,000	9,000
Fisher Capital Corporation, LLC	Cash	$250,000	500